Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 27, 2020, with respect to the consolidated financial statements of Barings BDC, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and with respect to the effectiveness of the internal controls over financial reporting of Barings BDC, Inc. as of December 31, 2019, in the Registration Statement (Form N-14) of Barings BDC, Inc. dated September 15, 2020.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
September 15, 2020